Exhibit 99.1

Mannatech, Inc. Announces New First Quarter Records: Sales Increase 46%, E.P.S. up 55%

Coppell, TX - May 9, 2005 – Mannatech, Inc. (NASDAQ: MTEX) today announced record first quarter financial results. For the three months ended March 31, 2005, consolidated net sales increased 46% as compared to the prior year quarter to reach a new quarterly record of $85.1 million. In addition current independent Associates and members totaled 401,000 and reached a new record level. Net sales by country for the three months ended March 31, in millions, and as a percentage of net sales are as follows:

Net Sales in Dollars and as a Percentage of Consolidated Net Sales

(in millions)	United States	Canada	Australia	United Kingdom	Japan	New Zealand	South* Korea	Total
2004	$36.8	$4.7	$6.5	$2.8	$5.0	$2.6	$—	$58.4
2005	$56.1	$6.7	$8.1	$2.4	$7.8	$3.6	$0.4	$85.1

	United States	Canada	Australia	United Kingdom	Japan	New Zealand	South* Korea	Total
2004	63.0%	8.0%	11.1%	4.8%	8.6%	4.5%	—	100.0%
2005	65.9%	7.9%	9.5%	2.8%	9.2%	4.2%	0.5%	100.0%

*	South Korea began operations in September 2004.

The strong sales trend for the first quarter of 2005 resulted in record-setting sales and earnings as well as with net income of $4.7 million up 50% from a year ago and diluted earnings per share of $0.17, which increased by 55% as compared to $0.11 per share for the first quarter of 2004.

Sam Caster, Founder, Chairman, and Chief Executive Officer of Mannatech, commented on the quarterly results, saying “We have now completed ten consecutive quarters of sales increases and during this period our quarterly volume has grown 245% to reach a new quarterly record of $85.1 million. Our current independent Associate count as of March 31, 2005 grew 210% over the same ten quarters. Our recent new product introduction of Advanced Ambrotose™ has become one of our best-sellers, since its introduction in March 2005. Our earnings are growing at an accelerated rate, and we have a new market opening planned in June 2005 with Taiwan and plan to distribute our products in Germany and Denmark later in 2005. We believe, the future has never looked better for Mannatech, and we intend to continue to build further on the successes of the past ten quarters.” The number of new and continuing Mannatech independent associates and members who purchased Mannatech’s products within the last 12 months is as follows:

	For the twelve months ended March 31,
	2004		2005
New	141,000	49.1%	192,000	47.8%
Continuing	146,000	50.9%	209,000	52.2%

Total	287,000	100.0%	401,000	100.0%

About Mannatech

Based in Coppell, Texas, Mannatech, Inc. is a wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through a global network marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, and South Korea.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “estimates,” “projects,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports.

Contact Information:

Steve Fenstermacher, CFO

Investor Relations

972-471-6512

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

(in thousands, except share amounts)

	December 31, 2004	March 31, 2005
ASSETS
Cash and cash equivalents	$44,198	$51,191
Short-term investments	—	2,366
Restricted cash	393	—
Income tax receivable	4,161	4,160
Accounts receivable	392	929
Inventories	13,157	14,034
Prepaid expenses and other current assets	3,188	2,660
Deferred tax assets	1,850	1,523
Current portion of notes receivable from affiliates	144	146

Total current assets	67,483	77,009
Long-term investments	17,073	14,933
Property and equipment, net	10,013	11,891
Restricted cash	1,571	1,478
Other assets	1,203	1,198
Deferred tax assets	1,003	1,013

Total assets	$98,346	$107,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$2,227	$932
Accrued expenses	22,319	23,751
Commission payable	12,718	13,756
Deferred revenue	2,256	6,637
Current portion of accrued severance related to former executives	375	274
Current portion of capital leases	8	8

Total current liabilities	39,903	45,358
Long-term royalties due to an affiliate	1,658	2,718
Long-term liabilities	530	533
Capital leases, excluding current portion	26	23
Deferred tax liabilities	4	4

Total liabilities	42,121	48,636

Commitments and contingencies	—	—

Shareholders’ equity:

Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 27,115,440 shares issued and 27,041,125 outstanding in 2004 and 27,190,692 shares issued and 27,116,377 outstanding in 2005	3	3
Additional paid-in capital	34,917	35,217
Retained earnings	21,672	24,434
Accumulated other comprehensive (income) loss	195	(206)

	56,787	59,448
Less treasury stock, at cost, 74,315 shares in 2004 and 2005	(562)	(562)

Total shareholders’ equity	56,225	58,886

Total liabilities and shareholders’ equity	$98,346	$107,522

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

(in thousands, except per share information)

	For the three months ended March 31,
	2004	2005
Net sales	$58,386	$85,145
Cost of sales	8,657	12,930
Commissions and incentives	25,866	37,563

	34,523	50,493

Gross profit	23,863	34,652

Operating expenses:
Selling and administrative expenses	12,305	16,120
Other operating costs	6,984	10,921

Total operating expenses	19,289	27,041

Income from operations	4,574	7,611

Interest income	138	332
Other income (expense), net	(93)	(92)

Income before income taxes	4,619	7,851

Income tax expense	(1,514)	(3,189)

Net income	$3,105	$4,662

Earnings per common share:
Basic	$0.12	$0.17

Diluted	$0.11	$0.17

Weighted-average common shares outstanding:
Basic	26,279	27,098

Diluted	27,414	28,035